UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 9, 2014

Date of Report (Date of earliest event reported)

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2060

Houston, Texas 77002

(Address of principal executive offices)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In connection with the submission by Crestwood Equity Partners LP (the “Company”) of its Section 303A Annual Written Affirmation to the New York Stock Exchange (the “NYSE”), the Company is filing this Current Report on Form 8-K to disclose the corporate governance matters required to be disclosed annually by Section 303A of the NYSE Listed Company Manual (the “Manual”). The annual disclosure of these corporate governance matters would typically be included in the Company’s Annual Report on Form 10-K. However, on June 19, 2013, the Company changed its fiscal year end from September 30 to December 31. As a result of the fiscal year end change, the Company was not required to file an Annual Report on Form 10-K for the period ending September 30, 2013 and instead will file its Annual Report on Form 10-K for the period ending December 31, 2013 no later than March 3, 2014. As a result, the Company is providing the disclosures herein in order to satisfy the NYSE requirement to disclose annually information required by Section 303A of the Manual.

Independent Directors

Because we are a limited partnership, the listing standards of the NYSE do not require that we or our general partner have a majority of independent directors on the board, nor that we establish or maintain a nominating or compensation committee of the board. We are, however, required to have an audit committee consisting of at least three members, all of whom are required to be “independent” as defined by the NYSE. The board of directors has determined that Alvin Bledsoe, Warren Gfeller, Arthur Krause, Randy Moeder and John Somerhalder II qualify as “independent” pursuant to independence standards established by the NYSE as set forth in Section 303A.02 of the Manual. To be considered an independent director under the NYSE listing standards, the board of directors must affirmatively determine that a director has no material relationship with the Company other than as a director. In making this determination, the board of directors adheres to all of the specific tests for independence included in the NYSE listing standards and considers all other facts and circumstances it deems necessary or advisable.

Meetings of Non-Management Directors

Our non-management directors meet in regularly scheduled sessions. Our non-management directors have appointed Warren H. Gfeller as the lead director to preside at such meetings. In addition, our independent directors meet in executive session at least once a year.

Communication with the Board of Directors

We have established a procedure by which unitholders or interested parties may communicate directly with the board of directors, any committee of the board, any of the independent directors or any one director serving on the board of directors by sending written correspondence addressed to the desired person, committee or group to the attention of Joel C. Lambert, Senior Vice President, General Counsel, 700 Louisiana Street, Suite 2060, Houston, TX 77002. Communications are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Audit Committee

The members of the audit committee are Alvin Bledsoe, Arthur Krause and Randy Moeder. Our board has determined that each of the members of our audit committee meets the independence standards of the NYSE and is financially literate. In addition, the board has determined that Mr. Bledsoe is an audit committee financial expert based upon the experience stated in his biography. The audit committee’s primary responsibilities are to monitor: (a) the integrity of our financial reporting process and internal control system; (b) the independence and performance of the independent registered public accounting firm; and (c) the disclosure controls and procedures established by management. Our audit committee charter may be found on our website at www.crestwoodlp.com.

Code of Ethics/Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as to all of our other employees. Additionally, the board of directors has adopted corporate governance guidelines for the directors and the board. The Code of Business Conduct and Ethics and corporate governance guidelines may be found on our website at www.crestwoodlp.com.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

	By:	Crestwood Equity GP LLC, its General Partner

Date: January 9, 2014	By:	/s/ Michael J. Campbell
Michael J. Campbell Senior Vice President and Chief Financial Officer

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